Exhibit 99(d)(2)

FORM OF SUPPLEMENTAL INDENTURE TO INDENTURE GOVERNING THE NOTES

        This First Supplement to Indenture (the "First Supplement") is dated as of July    , 2006 by and among Navistar International Corporation, a Delaware corporation (the "Company"), International Truck and Engine Corporation, a Delaware corporation ("International") and BNY Midwest Trust Company, an Illinois banking company (the "Trustee"), with respect to the Company's 2.50% Senior Convertible Notes due 2007 (the "Notes"). Capitalized terms used but not otherwise defined in this First Supplement shall have the meanings ascribed to such terms in the Indenture (hereinafter defined).

        WHEREAS, the Company, International and the Trustee entered into that certain Indenture, dated as of December 16, 2002 (as may be amended and supplemented from time to time in accordance with its terms, the "Indenture");

        WHEREAS, the Company desires to amend and waive certain provisions of the Indenture, as set forth in Article I hereof;

        WHEREAS, the Holders of at least a majority in aggregate principal amount of Notes outstanding (excluding any Notes held by any affiliate of the Company) have consented to the amendments and waivers effected by this First Supplement;

        WHEREAS, pursuant to Section 8.02 of the Indenture, the Trustee is authorized to execute and deliver this First Supplement;

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE I
INDENTURE AMENDMENTS AND WAIVERS

        Section 1.01    Amendments to Articles Three, Four, Five and Six. Upon written notification to the Trustee by the Company that it has accepted for purchase and payment (the "Acceptance Date") pursuant to the offer to purchase all of the Notes validly tendered on or before 5:00 p.m., New York City time, on July    , 2006 pursuant to the Offer to Purchase and Consent Solicitation Statement, dated as of June     , 2006, and any amendments, modifications or supplements thereto, then automatically (without further act by any person) with respect to the Notes:

        (a)    Section 3.02 (Reports by the Company) and Section 3.03 (Compliance Certificate) of the Indenture are deleted in their entirety and replaced with the following: "The Company shall comply with Section 314 of the TIA."

        (b)    Section 3.06 (Repurchase Upon Fundamental Change) of the Indenture is deleted in its entirety.

        (c)    Section 3.11 (Limitation on Guarantees by Subsidiaries) of the Indenture is deleted in its entirety.

        (d)    Each of the following subsections of Section 5.01 (Events of Default) of the Indenture are deleted in their entirety: Sections 5.01(c), (d), (e) and (h).

        (e)    failure to comply with the terms of any of the foregoing sections of the Indenture shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture;

        (f)    the occurrence of the events described in Sections 5.01(c), (d), (e) and (h) shall no longer constitute Events of Default; and

        (g)    all definitions set forth in Section 1.01 of the Indenture that relate to defined terms used solely in covenants or sections deleted hereby are deleted in their entirety.

        Section 1.02    Waivers. The Trustee acknowledges that Holders representing at least a majority in aggregate principal amount of the outstanding Notes have: (i) waived any and all Defaults or Events of Default that have arisen or may arise under the Indenture at any time prior to the maturity date of the Notes, including any Default or Event of Default that may exist or arise as a result of: (a) a failure by the Company to comply Section 3.02 of the Indenture at any time prior to the maturity date of the Notes; (b) a failure by the Company to provide the Trustee with any notice of Default or Event of Default required by Section 3.03 of the Indenture at any time prior to the maturity date of the Notes and (c) an acceleration of any Indebtedness or other event constituting a Default or Event of Default under Section 5.01(h) of the Indenture; (ii) agreed to rescind any notice of Default provided to the Company at any time prior to the effective time of this Section 1.02; and (iii) agreed to rescind any notice of acceleration of the Notes that has been received by the Company at any time prior to the effective time of this Section 1.02. Based on the foregoing, the Trustee hereby revokes any and all notices of Default and/or acceleration delivered by the Trustee to the Company prior to the effective time of this Section 1.02. This Section 1.02 shall be effective as of the Acceptance Date.

ARTICLE II
MISCELLANEOUS PROVISIONS

        Section 2.01    Instruments to be Read Together. This First Supplement is an indenture supplement to and in implementation of the Indenture, and said Indenture and this First Supplement shall henceforth be read together.

        Section 2.02    Confirmation. The Indenture, as amended and supplemented by this First Supplement, is in all respects confirmed and preserved.

        Section 2.03    Counterparts. This First Supplement may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

        Section 2.04    Effectiveness. This First Supplement shall become effective immediately upon its execution in accordance with the provisions of Article IX of the Indenture.

        Section 2.05    GOVERNING LAW. THIS FIRST SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK. THE COMPANY AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, COUNTY OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENT.

        Section 2.06    Disclaimer of Trustee's Responsibility. In executing this First Supplement, the Trustee shall be entitled to all the privileged and immunities afforded to the Trustee under the terms and conditions of the Indenture.

        Section 2.07    Trust Indenture Act Controls. If any provision of this First Supplement limits, qualifies or conflicts with another provision that is required to be included in the First Supplement or the Indenture by the Trust Indenture Act, the required provision shall control.

*        *        *        *        *

        IN WITNESS WHEREOF, the parties hereto have caused this First Supplement to Indenture to be duly executed and attested, all as of the day and year first written above.

NAVISTAR INTERNATIONAL CORPORATION
By:
Name:
Title:
INTERNATIONAL TRUCK AND ENGINE CORPORATION
By:
Name:
Title:
BNY MIDWEST TRUST COMPANY
By:
Name:
Title:

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